                                                                Exhibit 10.23



                                LICENSE AGREEMENT

                               dated July 1, 1998
                                     ------     -

                                     between

                        UNIVERSITY OF MARYLAND, BALTIMORE

                                and PHYTERA, INC.

                               LICENSE AGREEMENT
                              -----------------

         This Agreement made as of the -- day of ______, 1998 (the "Effective Date") by and between the University System of Maryland, an agency of the State of Maryland, acting through its constituent institution, University of Maryland, Baltimore, having an address at 515 West Lombard Street, Baltimore, Maryland 21201-1602 (hereinafter "UM"), and Phytera, Inc., a corporation of the State of Delaware, U.S.A., with its principal place of business at 377 Plantation Street, Worcester, MA 06105 (hereinafter "Phytera"),

         WITNESSETH:

         WHEREAS, as a public research and education institution, UM is interested in licensing Patent Rights (as hereinafter defined) in a manner that will benefit the public by facilitating the distribution of useful products and the utilization of new methods, and lacks capacity to commercially develop, manufacture, and distribute such products or methods; and

         WHEREAS, valuable inventions, comprised of Patent Rights, for the use and development of human and animal veterinary therapeutics and agrochemicals have been jointly developed at UM by UM employee Kim Lewis, Ph.D., and by Phytera employee Scott A. Siegel, Ph.D. (the "Inventors `); and

         WHEREAS, under UM policy UM owns all rights, title, and interest in and to its joint interest in the inventions, which has been confirmed by the execution of an assignment from Dr. Lewis to UM; and

         WHEREAS, Phytera desires to obtain a worldwide, exclusive, royalty-bearing license, with right to sublicense, to UM's joint interest in the aforementioned inventions, to make, use, sell, have made, and have used products produced through the use of the inventions.

         NOW, THEREFORE, in consideration of the foregoing premises and the following mutual agreements, and other good and valuable consideration, the parties hereto agree as follows:

                                   Article 1

                                  DEFINITIONS

         For the purpose of this Agreement, the following words and phrases shall have the following meanings:

         1.01 "Affiliate" means (a) any business entity which controls at least fifty percent (50%) of the equity or voting stock of Phytera or (b) any business entity fifty percent (50%) of whose equity or voting stock is owned or controlled by Phytera or any entity defined in (a).

         1.02 "Confidential Information" means information relating to the subject matter of the Patent Rights and which is not generally known in the industry and includes, without limitation, any documents, drawings, sketches, models, designs, data, memoranda, tapes, records, formulae and algorithms which Phytera receives from UM or UM receives from Phytera.

         1.03 "Equity Transaction(s)" means the transfer of Phytera's stock to a Partner (as defined in Section 1.09) in exchange for cash.

         1.04 "FDA" means the United States Food and Drug Administration.

         1.05 "First Commercial Sale" means the initial transfer of Identified Products for compensation by Phytera, a Sublicensee, or a Partner to any Third Party for the purpose of commercial use or resale and not for research, development or testing purposes. Transfer of Identified Product for beta and field testing occurring prior to the issuance of any required regulatory approval for sale shall not constitute the First Commercial Sale.

         1.06 "Identified Product" means any product or derivative thereof sold, used, manufactured or distributed by Phytera or a Sublicensee or Partner which product or derivative was identified, selected, or determined to have utility in whole or in part through the use of Patent Rights.

         1.07 "Licensed Field" means assays for the identification of human and animal veterinary therapeutics and agrochemicals.

         1.08 "Net Sales" means the gross sales revenues and fees billed by Phytera or a Sublicensee or Partner for the sale of any Identified Products, less the sum of the following:

              (a) customary trade, quantity and cash discounts actually allowed and taken;

              (b) sales or use taxes, excise taxes and customs duties included in the invoiced amount;

              (c) outbound transportation prepared or allowed if separately itemized on the invoice to the customer; and

              (d) amounts actually allowed or credited on returns of Identified Products.

"Net Sales" does not include any further downstream sales of an Identified Product after the first sale thereof by Phytera or a Sublicensee or Partner to a Third Party purchaser. No deductions will be made for commissions paid to individuals, whether they be with independent sales agencies or regularly employed by Phytera and on its payroll, or for cost of collections. Identified Products will be considered sold when billed out or invoiced, whichever is first.

         1.09 "Partner" means a person or entity that executes a contract with Phytera to work with Phytera to commercially exploit the technologies covered by Patent Rights or compounds discovered by Phytera or by Phytera and the Partner using the Patent Rights.

         1.10 "Partnership Contract" means a written agreement between Phytera and a Partner, involving Patent Rights or an Identified Product, which explicitly sets forth, among other details, Phytera's proprietary drug discovery technologies and capabilities to which the Partner is gaining access and the consideration paid by the Partner for access to the technologies and capabilities.

         1.11 "Patent Rights" means the United States Patent Application Serial No. 08/724,540, titled "Identification and Use of Mutant Multidrug-Resistant Cells" (Attachment A), which was filed on September 30, 1996; all corresponding foreign patents and patent applications and Letters Patent issuing from any of the above; and all continuations, continuations-in-part, divisionals, reissues, reexaminations, and extensions of the foregoing.

         1.12 "Sublicensee" means a sublicensee, including an Affiliate, of all or some of the Patent Rights through a sublicense from Phytera.

         1.13 "Third Party" means any entity or person other than Phytera, UM, a Sublicensee, or a Partner.

                                   Article 2

                   GRANT OF LICENSE AND TECHNOLOGY TRANSFER

         2.01 Subject to the rights of the United States under its earlier grant to UM and pursuant to 35 U.S.C. (S)2.01 et seq. and all implementing
                                        -------
regulations, UM grants to Phytera, and Phytera accepts, a sole and exclusive worldwide license under Patent Rights to make and use for internal research and product identification and development purposes only, but not sell or otherwise transfer except as specified below, Patent Rights within the Licensed Field. This grant is royalty- free, subject to the payment by Phytera to UM of all consideration as provided in this Agreement. Phytera may not sell Patent Rights, but may make, use, have made and have used Identified Products, subject to payment of the consideration set forth in Paragraphs 4.01 through 4.06. The parties mutually agree that the form of consideration set forth in Paragraphs
4.01 through 4.06 is for convenience of accounting and expressly acknowledge that such consideration is not to be deemed royalties payable for the Patent Rights but is for access to and use of Patent Rights for purposes of research, drug discovery, development, identification, testing, and marketing and to make, use, have made and have used Identified Products within the Licensed Field.

         2.02  UM specifically reserves the right:

               (a) to practice under the Patent Rights to make and use the Identified Products on a royalty-free basis solely for research and education;

               (b) to license the Patent Rights to universities, colleges and other research or educational institutions, but only for research and educational purposes and uses and not for any commercial purposes or uses; and

               (c) to publish the general scientific findings from research related to Patent Rights, provided that Phytera has had the opportunity to review copies of all drafts prior to submission for publication in accordance with and subject to the other conditions in Section 5.05 below.

         2.03 Phytera may sublicense to an Affiliate only if such Affiliate consents to be bound by this Agreement to the same extent as Phytera.

         2.04 Phytera may grant sublicenses consistent with this Agreement or enter into Partnership Contracts consistent with this Agreement, provided Phytera shall be responsible for the operation of its Sublicensees and Partners relevant to this Agreement as if such operations were carried out by Phytera, including all required payments, whether or not paid to Phytera by a Sublicensee or Partner.

         2.05 Phytera agrees to identify its Sublicensees hereunder to UM by name, address and field of sublicense (both as to geography and subject matter), and further agrees to forward to UM a copy of each report received by Phytera from a Sublicensee in accordance with Sections 7.01 and 7.02 promptly upon receipt of such report. In no event will Sublicensee reports be due to Phytera less often than quarterly.

         2.06 Phytera agrees to identify its Partners to UM by name, address and scope of responsibility and to provide UM a copy of any Partnership Contract within 30 days after its execution.

         2.07 The license granted hereunder shall not be construed to confer any rights upon Phytera by implication, estoppel, or otherwise as to any technology not specifically encompassed by the term "Patent Rights."

         2.08 Phytera shall not receive from Sublicensees or Partners anything of value in lieu of cash payments for any sublicense or Partnership Contract under this Agreement, unless such is with the prior written permission of UM. UM shall not withhold permission if Phytera proposes, in consideration for the permission, a reasonable payment to UM in lieu of the royalty it would receive were the transaction in question one involving a cash payment to Phytera.

                                   Article 3

                                 DUE DILIGENCE

         3.01 Phytera must use commercially reasonable efforts to bring one or more Identified Products to market in each country in which Patent Rights are licensed hereunder through a thorough, vigorous and diligent program for exploitation of the Patent Rights. In addition, Phytera must deliver to UM on or before one hundred eighty (180) days after the Effective Date of this Agreement a detailed business plan (the "Plan"), showing its plans to conduct a thorough and diligent program to exploit Patent Rights. Further, Phytera shall provide annual written reports to UM on progress against the Plan and must notify UM of any changes in the Plan within one month after the occurrence of or recognition of the need for such changes.

                                   Article 4

                            PAYMENTS AND ROYALTIES

         In consideration of rights regarding Patent Rights granted by UM to Phytera under this Agreement, Phytera agrees to pay UM the following:

         4.01  Milestone Payments

         Phytera agrees to make milestone payments as described in this Section 4.01:

               (a)  [

                    ]*

               (b)  [
                                               ]*
               (c)  [
                                   ]*

               (d)  [
                                   ]*

               (e)  [

                                   ]*

         4.02  Phytera will pay UM [


                                         ]*. Running royalty payments hereunder
must be made within 60 days after the close of each calendar quarter, along with a statement as set forth in Paragraph 7.02 hereof. If no royalties are due for any quarter, Phytera must send a statement to such effect to UM.

         4.03  Phytera will pay UM [
                                         ]*.

         4.04  Phytera will pay UM [





                                              ]*.  The following examples are
intended to illustrate how payments will be calculated under this section:

------------------------
* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

               (a) Phytera signs a Partnership Contract whereby Phytera screens the Partner's chemistry library for antibacterial activity using the Patent Rights. Worldwide rights to drugs discovered by this collaboration rest with the Partner. [

                       ]* are payable to UM.

               (b) Phytera signs a Partnership Contract whereby Phytera screens its ExPAND(R) and uMARINE(R) extract libraries and the Partner's extract and chemistry libraries for antifungal activity using the Patent Rights. Phytera is responsible for carrying out natural product chemistry work on some or all of the extracts to identify lead compounds. The Partner has worldwide rights to drugs discovered by the collaboration. [

                                                         ] * are payable to UM.

               (c) Phytera signs a partnership contract whereby Phytera screens its ExPAND(R) extract libraries for antibacterial activity using the Patent Rights. Phytera is responsible for carrying out natural product chemistry work on the extracts to identify lead compounds. Lead compounds are to be optimized using Phytera's combinatorial chemistry technology to produce candidates. Phytera retains North American marketing rights for the products and the Partner markets in the rest of the world. [

                                                        ] * are payable to UM.
In addition, UM will receive [

                                          ] *.

         4.05 For Equity Transactions between Phytera and a Partner arising out of a Partnership Contract involving Patent Rights or any Identified Product, UM will receive [




                                                   ] *. As used in this Section
4.05, "market price" is defined as the last recorded private transaction of Phytera's preferred stock, or if Phytera is public, the average closing price of Phytera' s stock over the last thirty (30) trading days on any securities exchange prior to the date of the equity transaction being closed. The following examples are intended to illustrate how payments are to be calculated under this
Section:

               (a) Phytera signs a Partnership Contract whereby Phytera screens the Partner's chemistry library for antifungal activity using the Patent Rights. Rights to drugs discovered by this collaboration rest with the Partner. In connection with the signing of the

------------------------
* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

Partnership, the Partner purchases equity in Phytera at a fifty percent (50%) premium to the "market price" for Phytera's stock. [


                                                        ]* is payable to UM.

               (b) Phytera signs a Partnership Contract whereby Phytera screens its ExPAND(R) and uMARINE(R) extract libraries for antifungal activity using the Patent Rights. Phytera is responsible for carrying out natural product chemistry work on some or all of the extracts to identify lead compounds. The partner has worldwide right to drugs discovered by the collaboration. In connection with the signing of this Partnership, two Equity Transactions are agreed:

                    (i) At signing the Partner purchases equity in Phytera at the price of the last recorded private transaction involving purchase of Phytera's preferred stock (the "market price").

                    (ii) On the attainment of a certain future milestone, the Partner will purchase equity in Phytera at the "market price."

[
                              ] *.

[
                                                        ] *.

               (c) Phytera signs a Partnership contract whereby Phytera screens its ExPAND(R) extract libraries for antibacterial activity using the Patent Rights. Phytera is responsible for carrying out natural product chemistry work on extracts to identify lead compounds. Lead compounds are to be optimized using Phytera's combinatorial chemistry technology to produce drug candidates. Phytera retains North American rights and the Partner markets in the rest of the world. In connection with the signing of this Partnership, two Equity Transactions are agreed:

                    (i) At signing the Partner purchases equity in Phytera at a fifty percent (50%) premium to the price of the last recorded private transaction involving purchase of Phytera's preferred stock (the "market price").

                    (ii) On the attainment of a certain future milestone, the Partner will purchase equity in Phytera at either a twenty-five percent (25%) premium to the last recorded private transaction price, or if Phytera's stock is publicly listed at that time, at a ten percent (10%) premium to the thirty


----------------------------
* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

                    (30) day average trading closing price.

[


                        ]*.

         4.06  Phytera will pay UM [


                                                    ] *

--------------------------------------------------------------------------------
[                               ] *                             [        ] *
--------------------------------------------------------------------------------
[                               ] *                             [        ] *
--------------------------------------------------------------------------------
[                               ] *                             [        ] *
--------------------------------------------------------------------------------
[                               ] *                             [        ] *
--------------------------------------------------------------------------------
[                                                ] *            [        ] *
--------------------------------------------------------------------------------
         If applicable, Phytera will pay [               ]*  within 100 days
after the end of each year. The amount payable by Phytera to UM under this
Section 4.06 [

                                 ] *.

         4.07 (a) Royalties are payable from the country in which they are earned and are subject to foreign exchange regulations then prevailing in such country. Royalty payments must be paid to UM in United States Dollars by check or checks drawn to the order of UM or by electronic funds transfers to an account designated by UM. To the extent sales may have been made by Phytera in a foreign country, royalties will be first determined in the currency of the country in which the royalties are earned and then converted to their equivalent in United States Dollars. To determine the conversion, the buying rates of exchange quoted by the Morgan Guaranty Trust of New York, New York, averaged on the last business day of each of three (3) consecutive calendar months constituting the calendar quarter in which the royalties were earned, will be used.

               (b) To the extent that statutes, laws, codes, or government regulations (including currency exchange regulations) prevent or limit royalty payments by Phytera, Phytera

-----------------------------
* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

will render to UM annual reports of sales of the Identified Product in such country. All monies due and owing UM as provided in the annual reports at UM's option (1) may promptly be deposited by Phytera, or its Sublicensees, or Partners, as the case may be, in a local bank in such country in an account to be designated by UM in writing or (2) may promptly be paid to UM or deposited in its account, as directed in writing by UM in any other country where the payment or deposit is lawful under the currency restrictions.

         4.08 Interest will be due on any payments to UM required by any Section of this Agreement that are more than thirty (30) days late. The interest
rate is [              ]* simple interest per annum.

                                   Article 5

                      PATENT PROSECUTION AND PUBLICATIONS

         5.01 Phytera is responsible for the prosecution and maintenance of the Patent Rights, including all costs associated with the preparation, filing, prosecution, issuance, reissuance, reexamination, interference, and maintenance of all United States applications, patents, divisionals, etc., included in Patent Rights and those corresponding foreign applications and patents filed in countries designated by Phytera as set forth below. Phytera shall designate foreign countries in which patent applications are to be filed. These filings will be made by Phytera and Phytera's choice of patent counsel, which must be reasonably acceptable to UM. Phytera will bear all costs of filings and fees and expenses of counsel. If UM desires to file at its own expense applications in foreign countries not designated by Phytera, UM will give Phytera sixty (60) days prior written notice of its intention to make any such filing. Within such sixty (60) day period, Phytera may elect to file patent applications pursuant to this Section 5.01 in any countries identified in UM's notice. If Phytera indicates in writing that it does not intend to file patent applications in one or more countries identified in UM's notice, or if the sixty (60) day period expires without a response from Phytera, then UM may file patent applications in those foreign countries where Phytera elects not to file, or where it fails to elect to file, and Phytera's exclusive license of UM's Patent Rights shall not extend to such countries unless agreed to separately. In any event, Phytera shall retain non-exclusive Patent Rights under its joint ownership of the Patent Rights.

         5.02 Phytera and UM will cooperate to limit the expenditures described in Section 5.01 while ensuring that the Patent Rights cover all items of commercial interest and importance. Both Parties will use reasonable efforts to ensure that the Inventors employed by the respective parties fully cooperate with Phytera's prosecution and maintenance of the Patent Rights; provided, however, that each party acknowledges that the other party cannot guarantee such cooperation. Phytera is solely responsible for making decisions regarding scope, content, and prosecution of applications to be filed under Patent Rights. UM will cooperate with Phytera in the prosecution, filing, and maintenance of patent applications and will have a reasonable

-----------------------------
* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

opportunity to advise Phytera regarding the scope of patent coverage within Patent Rights. Phytera will reasonably consider UM's advice. UM may, from time to time, reasonably request opinions and other documents from Phytera's patent counsel, which material will be supplied to UM without cost to UM. Phytera will promptly advise UM as to all developments with respect to such applications and prosecution and copies of all papers received and filed in connection with the prosecution will be provided promptly to enable UM to advise Phytera thereon.

         5.03 In no event may the scope of patent coverage within Patent Rights be significantly modified by Phytera without prior review by UM. Any such modification will not, however, require the approval of UM, and UM will not control the prosecution of Patent Rights. If Phytera wishes to relieve itself of any obligation to pay for the future expenses of preparation, filing, prosecution, issuance, reissuance, reexamination, interferences, or maintenance of any Patent Rights in any country, Phytera may notify UM and UM may assume the future costs. If UM assumes the future costs, Phytera's exclusive license will terminate with respect to those Patent Rights in each country which Phytera has elected not to support. Phytera is responsible for all expenses incurred prior to, or as a result of irrevocable action taken prior to, its notification to UM.

         5.04 All patent applications filed under Patent Rights and all patents granted thereon will be owned jointly by Phytera and UM, subject to the license herein granted to Phytera.

         5.05 In order to safeguard Patent Rights, UM will not publish any results or otherwise publicly disclose the results of its research relating to the Patent Rights unless any materials containing such results are first submitted to Phytera for review, comment, and consideration of appropriate patent action. UM will submit such materials relating to a planned written publication or other public disclosure to Phytera for review at least sixty (60) days prior to the date of the planned submission for written publication. Phytera will notify UM within thirty (30) days of receipt of the materials whether it appears that any patent applications may need to be filed in connection with obtaining or maintaining Patent Rights. Written publication or public disclosure by UM will be deferred to permit Phytera to file any necessary patent applications, but the deferral must not exceed ninety (90) days from the date of receipt by Phytera of the materials.

         5.06 Except as provided in Section 9.01, if a claim of any patent comprising the Patent Rights is invalidated by a court of competent jurisdiction from which no appeal is taken, or from which no further appeal can be taken, notwithstanding any other provisions of this Agreement to the contrary, Phytera may not terminate this Agreement, but may terminate all future obligations of Phytera under Article 4 to pay royalties to UM with respect to the Identified Product identified, selected, or determined to have utility in whole or in part, through use of the invalidated claim(s) and without reference to other claims of the Patent Rights.

                                   Article 6

                                Confidentiality

         6.01 (a) It is contemplated that it may be necessary for either party to disclose to the other certain Confidential Information. Confidential Information may be disclosed subject to the following provisions:

         Except as specifically authorized in writing by the other party hereto,
a party shall not, for a period of [          ]* from the date of receipt of
Confidential Information, disclose or use such Confidential Information. These obligations of non-disclosure and nonuse shall not apply to any Confidential Information which is:

               (i) in the possession of the receiving party prior to receipt thereof from the disclosing party, as shown by the receiving party's written records, other than pursuant to a confidential disclosure agreement with the disclosing party;

               (ii) already available, or becomes available, to the public through no fault of the receiving party;

               (iii) received by or for the receiving party from a third party having a right to disclose it; or

               (iv) developed by or for the receiving party independent of any disclosure hereunder, as shown by the receiving party's business records.

           (b) Each party will use that level of care to prevent the use or disclosure of the other party's Confidential Information as it exercises in protecting its own Confidential Information.

           (c) All Confidential Information must be clearly marked as confidential by the disclosing party and if not in written or tangible form when disclosed, must be summarized in writing and so marked within thirty (30) days of disclosure to the receiving party.

           (d) Notwithstanding the foregoing, Phytera, Sublicensees, and Partners are permitted to disclose and use such Confidential Information to the extent reasonably necessary to exercise Phytera's license and/or sublicenses and/or Partnership Contracts hereunder, provided that any disclosure is made subject to confidentiality restrictions consistent with those accepted by Phytera in this Agreement.

           (e) Phytera recognizes that UM is an educational institution with standards and practices for protection of Confidential Information which differ from Phytera's commercial standards and practices. By this agreement UM undertakes to use reasonable efforts to protect the confidentiality of Phytera's Confidential Information. Phytera agrees that, provided such efforts are made, it will not seek to hold UM or its personnel liable in the event of inadvertent disclosure of Phytera's Confidential Information notwithstanding reasonable efforts to prevent such occurrences.

           (f) Phytera recognizes that the records of UM are subject to the Maryland Access to Public Records Law. Phytera asserts that any Confidential Information of Phytera and any annual reports of sales provided to UM under this Agreement are confidential, proprietary,

-----------------------------
* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

and trade secret information, not subject to disclosure under Maryland's Access to Public Records Law. UM agrees to assert this position in response to any request for public information applicable to such materials, and to promptly notify Phytera upon receipt of any such request. The Maryland Access to Public Records Law is at Title 10, Subtitle 6, Part II, State Government Article, Annotated Code of Maryland.

               (g) Upon termination of this Agreement for any reason other than a material breach by UM, Phytera shall return to UM all material provided to Phytera which is Confidential Information, together with all copies and other forms of reproduction, except that a single archive copy may be kept in the Phytera's legal files.

               (h) Upon termination of this Agreement for any reason other than a material breach by Phytera, UM shall return to Phytera all material provided to UM which is Confidential Information, together with all copies and other forms of reproduction, except that a single archive copy may be kept in the UM's legal files.

               (i) Each party agrees that a termination of this Agreement shall not alter the five (5) year obligation of confidentiality set forth in Paragraph 6.0 1(a).

                                   Article 7

                            REPORTS AND ACCOUNTING

         7.01 During the term of this Agreement and for five (5) years thereafter, Phytera must keep, and require each Sublicensee or Partner to keep, complete, true, and accurate records containing all the particulars that may be necessary to enable royalties payable to Phytera and thereby to UM under the Agreement to be determined. Phytera shall permit its relevant records to be inspected at any time during regular business hours, upon reasonable notice, no more frequently than once per calendar year by an independent auditor appointed by UM for this purpose and acceptable to Phytera, who shall report to UM only the amount of royalty payable hereunder. This audit will be at UM's expense unless the audit shows an underpayment in amounts due to UM in relation to amounts paid to UM by 5% or more for any three-month royalty period in the periods subject to audit, in which case the audit expense will be borne by Phytera.

         Phytera must further require that each Sublicensee or Partner permit its relevant records to be inspected by an independent auditor appointed by Phytera as may be necessary to verify the accuracy and adequacy of said records for purposes of calculating royalty amounts payable to Phytera and thereby to UM. If UM requests that Phytera conduct such an audit (a joint audit), then Phytera will select an auditor mutually acceptable to both UM and Phytera, who will conduct the audit during normal business hours and upon reasonable notice to the Sublicensee or Partner. The auditor will be required to report to UM only the royalty amounts payable to UM and the audit will be at UM's expense, unless the audit shows an underpayment in amounts due to UM in relation to amounts paid to UM of 5% or more for any three-month royalty period in periods subject to audit, in which case the audit expense will be borne by Phytera. A maximum audit frequency of one Phytera-initiated or one jointly-initiated (UM/Phytera) audit per calendar year will be allowed.

         7.02 Beginning with the First Commercial Sale of an Identified Product, within 60 days from each March 31, June 30, September 30 and December 31, Phytera must deliver to UM a true and accurate report, giving such particulars of the business conducted by Phytera, Sublicensees, and Partners, if any, in the preceding three-month period as are pertinent to any accounting for royalty payments hereunder. Such reports will include at least the following information for the three- month royalty period:

               (a) number of each Identified Product manufactured and sold by Phytera and by each Sublicensee or Partner;

               (b) total billings for each Identified Product sold by Phytera and by each Sublicensee or Partner;

               (c)  accounting for each Identified Product used or sold;

               (d)  deductions applicable as provided in paragraph 1.08; and

               (e) names and addresses of all Sublicensees or Partners of Phytera.

         7.03 With each report submitted, Phytera will pay to UM the amounts due and payable under this Agreement for the royalty period covered by the report. If no amounts are due, Phytera will so report.

         7.04 Any tax required to be withheld on royalties payable to UM by Phytera or its Sublicensees or Partners under the laws of any country under this Agreement will be promptly paid by Phytera or its Sublicensees or Partners for and on behalf of UM to the appropriate governmental authority, and Phytera will furnish UM with proof of payment of such tax together with official or other appropriate evidence issued by the competent governmental authority sufficient to enable UM to support a claim for tax credit with respect to any sum so withheld. Any tax required to be withheld on payments by Phytera to UM shall be an expense of and be borne solely by UM, and Phytera's royalty payment(s) to UM following the withholding of such tax shall be decreased by the amount of such tax withholding. Phytera will cooperate with UM in the event UM elects to assert, at its own expense, exemption from any such tax.

         7.05 During the product development phase described in Section 3.01, Phytera will furnish to UM, upon UM's written request, copies of all of Phytera's correspondence relating to an Identified Product to and from the FDA, any other U.S. regulatory agency involved in the product development phase, and any foreign equivalent promptly upon receipt thereof.

         7.06 Upon the request of UM but not more than once per calendar year, Phytera will deliver to UM a written report as to Phytera' s efforts and accomplishments during the preceding year in the identification, selection, or testing of agents through the use of Patent Rights in various parts of the world and its commercialization plans for any Identified Products for the upcoming year. This report will include (a) the approximate number of agents tested using Patent Rights during the preceding year; (b) the approximate numbers of compounds identified, selected or found to have utility through the application of Patent Rights during the preceding year; and (c) whether an application to market or investigate a compound or to obtain a patent or other marketing or distribution exclusivity has been submitted to an appropriate agency.

                                   Article 8

                            ABATEMENT OF INFRINGEMENT

         8.01 Phytera will enforce any patent within Patent Rights against any infringement or alleged infringement, and will at all times keep UM informed as to the status thereof. Phytera may, in its sole judgment and at its own expense, institute suit against any infringer or alleged infringer and control, settle, and defend the suit in a manner consistent with the terms and provisions of this Agreement and recover any damages, awards, or settlements resulting from the suit, subject to Section 8.03. This right to sue for infringement will not be used in an arbitrary or capricious manner. UM will reasonably cooperate in an infringement suit, at Phytera's expense.

         8.02 Phytera will advise UM of any patent infringement of which it is aware. If within ninety (90) days after providing such notice to UM Phytera does not commence to enforce the patent within Patent Rights, UM in its sole judgment and at its own expense may do so, and may control, settle, and defend the suit in a manner consistent with the terms and provisions of this Agreement and recover, for its own account, any damages, awards, or settlements resulting from the suit. But, UM agrees to inform Phytera of the terms of any proposed settlement prior to entering into the settlement. Phytera will reasonably cooperate in the infringement suit.

         8.03 [


                                                                             ]*.

         8.04 Phytera will defend, indemnify and hold harmless UM with respect to costs of defense and any and all liabilities resulting from any suits, countersuits, or legal actions of any nature that may be asserted against UM in response to or as a result of the filing of an action by Phytera in accordance with Section 8.01.

                                   Article 9

                              TERM AND TERMINATION

         9.01 The term of this Agreement will extend to [ ]* after the date of the First Commercial Sale of any Identified Product. The parties expressly agree that the term is not an extension of Patent Rights beyond their term, but represents the parties' desire to compensate UM from revenues Phytera may have in the future derived indirectly from Patent Rights and for convenience of accounting.

--------------------
* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

         9.02 Except as otherwise set forth herein, if Phytera fails to pay UM any undisputed sum due and payable hereunder, UM has the right to terminate this Agreement on ninety (90) days written notice, unless Phytera pays UM within the ninety (90) day period all delinquent sums together with interest determined as provided in Section 4.08. Upon expiration of the ninety (90) day period, if Phytera has not paid all undisputed sums and interest due and payable, the rights, privileges, and license granted under this Agreement will terminate. Notwithstanding the foregoing, if Phytera's failure to pay UM any sum payable hereunder arises from the failure of any Sublicensee or Partner to make payments required pursuant to the terms of its Sublicense or Partnership Agreement from/with Phytera, UM shall not be entitled to terminate the rights, privileges and license granted to Phytera under this Agreement, or any rights, privileges or licenses granted to other Sublicensees/Partners not in breach. Instead, UM may require Phytera to notify the breaching Sublicensee/Partner that unless such beach is cured within forty-five (45) days the Sublicense/Partnership Agreement from Phytera to the breaching Sublicensee/Partner shall be terminated. Upon expiration of such forty-five (45) day period, if the breaching Sublicensee/Partner has not paid all sums due and payable under the terms of its Sublicense/Partnership Agreement, thereby enabling Phytera to pay all sums due and payable to UM pursuant to this Agreement, Phytera shall immediately terminate the Sublicense/Partnership Agreement to the breaching Sublicensee/Partner.

         9.03 Prior to the First Commercial Sale of an Identified Product to a Third Party, Phytera will be considered diligent with regard to development of the Identified Product so long as Phytera updates and reports progress against the Plan described in Section 3.01 and so long as Phytera:

              (a) Continues to provide the necessary financial and other resources required to maintain progress in accomplishing the Plan, as it relates to Identified Products; and,

              (b) Conducts or enables others to conduct the activities required to maintain scheduled progress in accomplishing the Plan, as it relates to Identified Products.

         9.04 For the first five years after the First Commercial Sale of an Identified Product to a Third Party, Phytera will be considered diligent so long as sufficient numbers of Identified Products are sold so that earned royalties meet or exceed the applicable minimum payment set forth in Section 4.06. If Phytera fails to meet this requirement, then UM may declare Phytera not diligent.

         9.05 If UM declares that Phytera is not diligent in development or sales of and Identified Product based upon the criteria set forth in Sections
9.03 and 9.04 for any reason other than the withholding by a regulatory agency of marketing approval in spite of Phytera's diligent effort to obtain such approval, then UM may terminate this Agreement in accordance with Section 9.06; provided, however, that any existing Sublicenses/Partnerships shall be subject to continuation pursuant to Section 9.08 below.

         9.06 Except as set forth in Section 9.02, and as qualified by Section 9.08, if any provision of this Agreement is breached by Phytera, UM, upon ninety
(90) days written notice to Phytera, may terminate this Agreement. But, if the breach is corrected within the ninety (90) day period and UM is reimbursed for all damages directly resulting from the breach, the Agreement and sublicenses will continue in full force and effect and UM will so notify Phytera in writing.

Phytera may terminate this Agreement at any time by giving UM ninety (90) days written notice of termination and by paying UM all amounts owed through the effective date of the termination.

         9.07 Termination does not relieve either party of any obligation which arises hereunder before termination including obligations under ARTICLE 4,
ARTICLE 5, ARTICLE 6, ARTICLE 7, ARTICLE 8, and ARTICLE 14. If this Agreement is terminated at a time of the year other than the anniversary date, these obligations are deemed to arise before termination and any payment obligations must be paid upon termination in the amounts set forth in this Agreement.

         9.08 In the event that any Sublicensee/Partner shall default on any material term of its Sublicense/Partnership Agreement or engage in conduct that would constitute a material breach under the terms of this Agreement, Phytera shall notify such Sublicensee/Partner in writing of such breach and, if the Sublicensee/Partner fails to cure such breach within forty-five (45) days after receipt of written notice from Phytera, Phytera shall terminate the Sublicensee/Partnership Agreement. Notwithstanding any other provisions of this
Article 9, in the event of any termination of this Agreement by UM, including without limitation a termination due to breach by Phytera pursuant to Section 9.06, UM shall immediately furnish written notice of such termination to each Sublicensee/Partner. Each Sublicensee/Partner shall have the right to elect to continue the terms of its Sublicense/Partnership Agreement directly with UM. Each Sublicensee/Partner may exercise such right by advising UM in writing, within ninety (90) days after such Sublicensee's/Partner's receipt of UM's termination notice, of such election and of its agreement to assume with respect to UM all of the obligations (including all payment obligations) contained in its Sublicense/Partnership Agreement with Phytera.

                                  Article 10

                                 ASSIGNABILITY

         10.01 This Agreement cannot be assigned or transferred, in whole or in part by Phytera without the prior written consent of UM, which will not be unreasonably withheld.

         10.02 This Agreement cannot be assigned or transferred in whole or in part by UM without the prior written consent of Phytera, which will not be unreasonably withheld.

                                  Article 11

                         APPLICABLE LAW; SEVERABILITY

         11.01 This Agreement is made and construed in accordance with the laws of the State of Maryland without regard to choice of law issues, except that all questions concerning the construction or effect of patents will be decided in accordance with the laws of the country in which the particular patent was granted.

         11.02 Phytera submits itself to the jurisdiction of the State courts of the State of Maryland and Federal courts within the State of Maryland for purposes of any suit relating to this Agreement and agrees that the State and Federal courts located in Baltimore City, Maryland provide a proper venue for determining any legal action relating to this Agreement.

         11.03 In the event that any condition or provision in any Article of this Agreement shall be held by a court of competent jurisdiction from which there is no appeal to be invalid or illegal or contrary to public policy, this Agreement shall be construed as though such provision or condition did not appear therein and the remaining provisions of this Agreement shall continue in full force and effect.

                                  Article 12

                                  INTEGRATION

         12.01 This Agreement embodies the entire understanding between Phytera and UM. There are no contracts, understandings, conditions, warranties or representations, oral or written, express or implied, with reference to the subject matter hereof which are not merged herein. Except as otherwise specifically stated, no modification hereto shall be of any force or effect unless (1) reduced to writing and signed by both parties hereto, and (2) expressly referred to as being a modification of this Agreement.

                                  Article 13

                                   WARRANTY

         13.01 UM hereby warrants and represents that to the best of its knowledge, as of the Effective Date, (a) it has full right, title, and interest in and to its joint interest in the Patent Rights (subject to the rights of the United States under its earlier contract with UM and pursuant to 35 U.S.C.
(S)2.0 1 et seq. and all implementing regulations; (b) that the Patent Rights do
         ------
not constitute the subject matter of any currently pending litigation and UM is not aware, as of the execution of this Agreement, of any related litigation contemplated either by UM or any third party; and (c) UM is empowered to enter into this Agreement without burdens, encumbrances, restraints, or limitations of any kind which could adversely affect the rights of Phytera under this Agreement.

UM EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY. FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, AND PATENT VALIDITY.

         13.02 Phytera represents and warrants to UM that: (a) Phytera has full legal right, power and authority to execute, deliver and perform its obligations under this Agreement; (b) the execution, delivery and performance by Phytera of this Agreement do not contravene or constitute a default under any provision of applicable law or of any agreement, judgment, injunction, order, decree, or other instrument binding upon Phytera.

                                  Article 14

                                INDEMNIFICATION

         14.01 Phytera will indemnify, defend and hold harmless UM, the University System of Maryland, the State of Maryland, and the officers, agents, servants and employees of the foregoing (collectively, the "Indemnitees") against any and all claims of or liabilities to Sublicensees, Partners or Third Parties, including expenses and costs of claims and suits for any such Sublicensee's, Partner's or Third Party's loss, damage, injury, or loss of life, if such claims or liabilities (a) arise from the testing or commercial sale or other distribution by Phytera, of any Identified Products manufactured by Phytera or through a license or sublicense from Phytera; (b) arise from actions of Phytera or its officers, servants or agents, or Sublicensees, Partners or Third Parties acting on behalf of or under authorization from Phytera in the performance of this Agreement; or (c) arise out of use by Phytera or its officers, servants or agents or by any Sublicensee, Partner or Third Party acting on behalf of or under authorization from Phytera of products or processes licensed under the Patent Rights or developed or made by Phytera as a result of information or materials received from UM.

         14.02 UM will promptly notify Phytera in writing upon UM's receipt or notification of any claims or liabilities described herein and will cooperate fully with Phytera, at Phytera's expense, in the defense of such claims. In defending the Indemnitees, Phytera may assert on behalf of the Indemnitees any and all defenses available to such Indemnitees, including the defenses of governmental, sovereign, and statutory immunity. Phytera will consult with UM and the Office of the Maryland Attorney General prior to raising any such defenses.

         14.03 Paragraph 14.01 does not apply to: (i) claims or liabilities that are attributable to the fault or negligence of UM or another Indemnitee; or (ii) claims or liabilities arising from the use of Patent Rights or Technology Rights by a licensee of UM pursuant to a license reserved by and permitted under
Section 2.03 above.

         14.04 In no event, however, will Phytera be liable for damages caused by UM's failure to perform UM's responsibilities under this Agreement unless such failure is caused by Phytera.

                                  Article 15

                            CONSENT FOR ADVERTISING

         15.01 Neither Phytera nor UM will use the name of the other or any of its employees, or any adaptation thereof, in any advertising, promotional, or sales literature without prior written consent obtained from the other party in each such case, except that either party may publicize the fact that the parties have made this Agreement and the general nature of the project work. Any such publicity by either party will be subject to the review and consent of the other party, such consent not to be unreasonably withheld.

                                  Article 16

                             TECHNOLOGY GRANTBACK

         16.01 Phytera grants to UM a royalty-free, non-exclusive, worldwide license to practice any invention or discovery of Phytera which constitutes an improvement of the Patent Rights solely for research and educational purposes. An improvement means any composition, reagent, device or method which practices, is practiced with or modifies any invention or discovery covered by Patent Rights, provided the improvement is both conceived and reduced to practice after the Effective Date of this Agreement.

                                  Article 17

                                 MISCELLANEOUS

         17.01 The use and disclosure of technical information acquired pursuant to this Agreement and the exercise of Patent Rights granted by this Agreement are subject to the export, assets, and financial control regulations of the United States of America, including, but without limitation, restrictions under regulations of the United States that may be applicable to direct or indirect reexportation of the technical information or of equipment, products, or services directly produced by use of the technical information. Phytera is responsible for taking any steps necessary to comply with such regulations.

         17.02 No license or right is granted by implication or otherwise with respect to any patent application or patent owned by either party except as specifically set forth in this Agreement.

         17.03 Phytera will not employ or compensate, directly or indirectly, any person working in the Licensed Field while the person is employed by UM or for two (2) years thereafter, unless UM provides Phytera with prior written consent of the UM President to the employment or compensation by Phytera. Compensation includes but is not limited to: stock option or stock purchase agreements, consulting agreements, or any other form of agreement executed between a UM employee and Phytera, and cash payments. Any approvals are subject to the Maryland Public/Private Partnership Act.

         17.04 Phytera will provide written notice to UM at least ninety (90) days prior to the filing of a petition in bankruptcy of Phytera's intention to file a voluntary petition in bankruptcy or, if known by Phytera through statements or letters from a creditor or otherwise, of a Third Party's intention to file an involuntary petition in bankruptcy against Phytera. Phytera's failure to perform this obligation is deemed to be a material pre-petition incurable default and breach under this Agreement.

         17.05 Neither party is liable for failure or delay in performing any of its obligations under this Agreement if the failure or delay is required in order to comply with any governmental regulation, request or order, or necessitated by other circumstances beyond the reasonable control of the party so failing or delaying, including but not limited to Acts of God, war (declared or undeclared), insurrection, fire, flood, accident, labor strikes, work stoppage or slowdown (whether or not the labor event is within the reasonable control of the parties), or inability to obtain raw materials, supplies, power or equipment necessary to enable the party to perform its obligations hereunder. Each party will: (a) promptly notify the other party in writing of any event of force majeure, the expected duration and its anticipated effect on the ability of the party to perform its obligations; and (b) make reasonable efforts to remedy any event of force majeure.

         17.06 All notices, consents and other communications required or which may be given under this Agreement must be in writing and are effective upon receipt: (a) when delivered by hand; or (b) when received by the addressee after being mailed by registered or certified mail (air mail if mailed overseas), return receipt requested; or (c) when received by the addressee from an express delivery service (return receipt requested). The notice, consent, or other communication will be addressed to the party at its address set forth below (or to another address as the designates by notice to the other party hereto):

If to UM:               Associate Vice President, Research and Development
                        University of Maryland, Baltimore
                        515 West Lombard Street, Fifth Floor
                        Baltimore, Maryland 21201-1691

Copy to:                University Counsel
                        University of Maryland, Baltimore
                        520 West Lombard Street, Second Floor
                        Baltimore, Maryland 21201-1627

If to Phytera:          Malcolm Morville. Ph.D. or Company President
                        Phytera, Inc.
                        377 Plantation Street
                        Worcester, Massachusetts .01605

Copy to:                Lynnette Fallon, Esq.
                        Palmer & Dodge
                        One Beacon Street
                        Boston, Massachusetts 02108

         17.07 This Agreement may not be amended or modified, nor may any right or remedy of either party be waived, unless the amendment, modification or waiver is in writing and signed by a duly authorized representative of each party. A waiver of the breach of any term or provision of this Agreement is not a waiver of any other or subsequent breach.

         17.08 No failure or delay by a party in exercising any of its rights or remedies under this Agreement will operate as a waiver, nor will any single or partial exercise of a right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the parties provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

         17.09 UM and Phytera are not (and nothing in this Agreement may be construed to constitute them as) partners, joint venturers, agents, representatives or employees of the other, nor is there any status or relationship between them other than that of independent contractors. Neither party has any responsibility or liability for the actions of the other party except as specifically provided in this Agreement. Neither party has any right or authority to bind or obligate the other party in any manner or make any representation or warranty on behalf of the other party.

         17.10 Unless otherwise provided, all costs and expenses incurred in connection with this Agreement will be paid by the party incurring the cost or expense, and the other party has no liability relating thereto.

         17.11 This Agreement is signed in duplicate originals. The headings used in this Agreement are for convenience of reference only and do not affect the meaning or construction of this Agreement.

         17.12 The parties recognize that a bona fide dispute as to certain matters may arise from time to time during the term of this Agreement which relates to either party's rights or obligations hereunder. If a dispute occurs, either party may, by notice to the other party, attempt to resolve the dispute by good faith negotiations between the parties' respective officers designated below or their successors within thirty (30) days after the notice is received. The designated officers are as follows:

         For Phytera:               President, Phytera, Inc.

         For UM:                    Vice President, Academic Affairs

If the designated officers are not able to resolve the dispute within the thirty
(30) day period, or any agreed upon extension, then each of the parties is free to exercise any potential remedies for the resolution of the dispute as the party deems appropriate.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date set forth above.

University of Maryland Baltimore        Phytera, Inc.


By: /s/ David J. Ramsay                 By: /s/ Malcolm Morville
   ----------------------------------      ---------------------------------
   David J. Ramsay, D.M., D.Phil.              Malcolm Morville, Ph.D.
   President                                   President

Date:          6/19/98                  Date:          July 1, 1998
     --------------------------------        -------------------------------